                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT

                                      OF

                          THIRD AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                                VALICERT, INC.


Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Yosi Amram and Srinivasan Krishnan, President and Secretary, respectively, of ValiCert, Inc. (hereinafter called the "Corporation"), organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That (a) the Board of Directors at a meeting held on May 5, 2000 duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware proposing that this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (the "Amendment") be approved and declaring the adoption of such Amendment to be advisable; and (b) the stockholders of the Corporation duly approved this Amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The Third Amended and Restated Certificate of Incorporation is accordingly amended:

          Article IV(A) of the Third Amended and Restated Certificate of Incorporation of the Corporation is amended by deleting the current language of said Article IV(A) and replacing it with the following language:

          "(A)  Classes of Stock.  The Corporation is authorized to issue two
                ----------------
          classes of stock to be designated respectively "Common Stock" and "Preferred Stock." The total number of shares of stock that the Corporation shall have authority to issue is ___________ shares, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share, and ___________ shares of Preferred Stock, $0.001 par value per share.

          "Effective at the time (the "Effective Time") that this Certificate of Amendment is filed with the Delaware Secretary of State, each share of the Corporation's common stock, par value $0.00005 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reconstituted and reclassified as and changed into ______ of a share of the Corporation's common stock, $0.001 par value per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation or the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which the shares of the Old Common Stock, formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any rights of a stockholder of the Corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment equal to the product of (i) such fraction of a share of New Common Stock and (ii) the initial public offering price. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation or the Corporation's transfer agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Corporation or the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the initial public offering price. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation or the transfer agent that such taxes are not payable."

     IN WITNESS WHEREOF, the Corporation has caused this Amendment of Third Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this ____ day of _____________, 2000.




                                                ________________________________
                                                Joseph (Yosi) Amram, President

Attest:


__________________________________________
Srinivasan (Chini) Krishnan, Secretary
          value per share ("Preferred Stock"). The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

FIFTH:    The following provisions are inserted for the management of the
----- business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     C. Effective upon the closing of the Corporation's initial public offering of its common stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. At all times prior to the closing of the Corporation's initial public offering of its common stock, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the Secretary of the Corporation and shall be maintained in the corporate records. Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

     D. Special meetings of stockholders of the Corporation may be called only by either the Board of Directors, the Chairman of the Board of Directors or the President and Chief Executive Officer.

SIXTH:
-----

     A. The number of directors shall initially be seven (7) and thereafter shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Effective upon the closing of the closing of the Corporation's initial public offering of its common stock, the Board of Directors shall be divided into three classes with the term of office of the first class to expire at the first annual meeting of the stockholders following the Effective Date, the term of office of the second class to expire at the second annual meeting of stockholders held following the Effective Date, the term of office of the third class to expire at the third annual meeting of stockholders following the Effective Date, and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVENTH:  The Board of Directors is expressly empowered to adopt, amend or
------- repeal Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

EIGHTH:   A director of the Corporation shall not be personally liable to the
------ Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this
          --------  -------
          Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.


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        IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Sixth Amended and Restated Certificate of Incorporation
to be signed by its President and attested by its Secretary this day      of May
                                                                     ----
2000.


                                        VALICERT, INC.


                                        By:  __________________________________
                                             Yosi Amram, President
ATTEST:




----------------------------------------------
Srinivasan Krishnan, Secretary